Exhibit 99.16


                              musicmaker.com, Inc.
                        c/o Barington Capital Group, L.P.
                               888 Seventh Avenue
                                   17th Floor
                            New York, New York 10019


                                             May 30, 2002

VIA FAX AND FEDERAL EXPRESS
---------------------------

Robert G. Flynn, Secretary                Robert G. Flynn, Secretary
Gerald W. Kearby, President and Chief     Gerald W. Kearby, President and Chief
Executive Officer                         Executive Officer
Members of the Board of Directors         Members of the Board of Directors
Liquid Audio, Inc.                        Liquid Audio, Inc.
800 Chesapeake Drive                      c/o The Corporation Trust Company
Redwood City, California 94063            1209 Orange Street
                                          Wilmington, DE 19801


Gentlemen:

      We understand that on May 28, 2002, Liquid Audio, Inc. filed a definitive proxy statement with the Securities and Exchange Commission in connection with the Company's 2002 annual meeting of stockholders.

      You are well aware that musicmaker.com, Inc. and the other members of its group intend to solicit proxies in opposition to the management slate of directors, to amend the Company's by-laws and to elect additional directors. You have our letter of May 14, 2002 to that effect, and, as you know, our preliminary proxy materials were filed with the SEC last Thursday, May 23, 2002. We therefore find it inexcusable that you make no mention of our proposed solicitation in your proxy materials. This is a significant omission and, in our view, is symptomatic of the on-going, cavalier and high-handed attitude that the Company has adopted towards its stockholders.

      We demand that management not mail its proxy statement and accompanying proxy card until it has corrected its materials to provide accurate disclosure of the election contest, information which in our view is critical to an informed voting decision.

      As you are aware, our proxy materials disclose our intention to use a WHITE proxy card. Since we were first to file with the SEC, we expected that management would observe the usual practice and select another color. We were unpleasantly surprised to see that management also intends to use a white card. This is unacceptable. We insist that management respect precedent and choose a different color for its card.

                                         Very truly yours,

                                         musicmaker.com, Inc.

                                         By: /s/ Seymour Holtzman
                                            ---------------------------
                                            Seymour Holtzman
                                            Chairman